Exhibit 99.1

News Release
Sunoco LP and SunocoCorp LLC Announce a 6.25% Increase in Quarterly Distributions

DALLAS, April 21, 2026 – Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) and SunocoCorp LLC (NYSE: SUNC) (“SUNC”) announced a quarterly distribution of $0.9899 per common unit, or $3.9596 on an annualized basis, for the quarter ended March 31, 2026. This represents an increase of approximately 6.25%, or $0.0582 per common unit, as compared to the quarter ended December 31, 2025.
This 6.25% increase is inclusive of a one-time step-up of 5% and a quarterly increase of 1.25%. The increase reflects SUN’s continued financial stability, execution of highly accretive acquisitions and growth projects, and confidence in future distribution increases.
The first quarter of 2026 annualized distribution represents an increase of approximately 10% over the first quarter of 2025 annualized distribution. This increase reflects SUN’s secure and growing distribution, supported by distribution increases of 2% in 2023, 4% in 2024, and 5% in 2025.
This is the sixth consecutive quarterly increase in SUN’s distribution and is consistent with SUN’s capital allocation strategy which includes a multi-year distribution growth rate of at least 5%.
The SUN and SUNC distributions will be paid on May 20, 2026 to holders of record of the respective securities on May 8, 2026.
About Sunoco LP
Sunoco LP is a leading energy infrastructure and fuel distribution master limited partnership operating across 32 countries and territories in North America, the Greater Caribbean, and Europe. The Partnership’s midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 160 terminals. This critical infrastructure complements the Partnership’s fuel distribution operations, which distribute over 15 billion gallons annually to approximately 11,000 Sunoco and partner-branded retail locations, as well as independent dealers and commercial customers. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).
SunocoCorp LLC is a publicly traded limited liability company that owns a direct limited partner interest in Sunoco LP.
SUN and SUNC are headquartered in Dallas, Texas. More information is available at www.sunocolp.com
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including future distribution levels, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
Qualified Notice with respect to Distributions on SUN Common Units
This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that one hundred percent (100%) of Sunoco LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Sunoco LP’s distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees, and not Sunoco LP, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors. For purposes of Treasury Regulation section 1.1446(f)-4(c)(2)(iii), brokers and nominees should treat one hundred percent (100%) of the distributions as being in excess of cumulative net income for purposes of determining the amount to withhold.
Tax Reporting with respect to Distributions on SUNC Common Units
SUNC is classified as a corporation for U.S. federal income tax purposes, and its distributions should be classified as a taxable dividend and/or a return of tax basis. SUNC will publish IRS Form 8937, Report of Organizational Actions Affecting Basis of Securities to clarify the expected portion of the quarterly distribution that will be taxable as a dividend versus return of tax basis. In the event that we are unable to timely determine the portion of our distribution that is a “dividend” for U.S.

Exhibit 99.1
federal income tax purposes, or a unitholder’s broker or withholding agent chooses to withhold taxes from distribution in a manner inconsistent with our determination of the amount that constitutes a “dividend” for such purposes, a unitholder’s broker or other withholding agent may overwithhold taxes from distributions paid.
Contacts
Sunoco Investors:
Scott Grischow
Treasurer, Senior Vice President – Finance
(214) 840-5660, scott.grischow@sunoco.com

Brian Brungardt
Director – Investor Relations
(214) 840-5437, brian.brungardt@sunoco.com

Sunoco Media:
Chris Cho, Director – Corporate Communications
(469) 646-1647, chris.cho@sunoco.com
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